Exhibit 99.1

FOR RELEASE:	April 29, 2010
For more information, contact:
Kirk Whorf, Executive Vice President and Chief Financial Officer kwhorf@northstatebank.com; 919-645-2707
Larry D. Barbour, President and Chief Executive Officer
919-855-9925

NORTH STATE BANCORP REPORTS

FIRST QUARTER 2010 EARNINGS

Company reports profitability for the first quarter; remains committed to serving chosen market niches.

RALEIGH, NC … North State Bancorp (OTCBB: NSBC the “Company”), the holding company for North State Bank, reported net income for first quarter 2010 of $514,000 compared to $833,000 for first quarter 2009, a decrease of $319,000 or 38.3%. Net income results for both quarters include gains on security sales—$232,000 or $143,000 net of taxes for the quarter ended March 31, 2010, and $464,000 or $285,000 net of taxes for the same period in 2009. The year-to-year decrease in earnings for first quarter 2009 is principally a result of prudently increasing reserves for possible loan losses (loan loss provision increased by $365,000 or 41%); higher FDIC insurance premiums prompted by the FDIC’s need to increase the insurance fund to cover losses from problem banks and expenses related to foreclosed real estate. Diluted earnings per share were $.07 for first quarter 2010 compared to $.11 for first quarter 2009. Net interest income increased $330,000 or 6.5% from $5.1 million for first quarter 2009 to $5.4 million in 2010.

Total assets for the Company as of March 31, 2010, were $701.1 million compared to $720.6 million as of March 31, 2009, a decrease of $19.6 million. Total deposits and total loans as of March 31, 2010, were $628.1 million and $518.4 million, respectively, compared to total deposits and total loans as of March 31, 2009, of $642.6 million and $549.6 million, respectively. The reduction in total assets and total deposits is the result of the Company’s intentional continuing efforts to reduce non-core fundings, which decreased $48.3 million in a year-to-year comparison from March 31, 2009, to March 31, 2010. Core deposits, which primarily include demand deposit, money market and time deposit accounts for our customers, increased by $34.9 million over the same period. This is evidenced by our non-interest bearing deposits representing 18.6% of total deposits at quarter end. The reduction in total loans is a result of both the Company’s intense focus on only banking customers who seek a mutually beneficial banking relationship, as well as the impact of the recession on overall loan demand.

Larry D. Barbour, president and CEO stated, “We are pleased to report positive earnings in a difficult economy, one that has as much uncertainty as any I have experienced in my thirty-eight year banking career.

Despite the economy, North State Bank remains committed to expanding relationships with current customers, as well as pursuing new customers who seek a mutually beneficial banking relationship.

“Our focus is on three major activities: core deposit growth, solid core earnings and strong asset quality. At the same time, we are thinking strategically, as evidenced by the recent acquisition of Affiliated Mortgage Company which is now North State Bank Mortgage. The acquisition was immediately accretive to earnings, and enables North State Bank to offer value-added mortgage services to existing and new customers.

“It has been a year since we created CommunityPLUS, a division of North State Bank specifically focused on serving the needs of community association management firms. Since forming this division, deposits held in these accounts have increased dramatically – from $112 million at December 31, 2008 to $184.0 million as of March 31, 2010, or 64.3%.

“This is just one example of our focus on serving our chosen niches of customers as we prepare to be well-positioned to take advantage of an improving economy following this deep recession.”

Founded in 2000, North State Bank is a full-service community bank, serving Wake and New Hanover Counties through seven full-service offices.

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North State Bancorp is listed on the OTC electronic bulletin board under the symbol “NSBC.”

www.northstatebank.com

This news release contains forward-looking statements. The actual results might differ materially from those projected in the forward-looking statements for various reasons, including changes in real estate values and the real estate market, economic conditions, regulatory changes, changes in interest rates, substantial changes in financial markets, our ability to manage growth and loss of deposits and loan demand to other savings and financial institutions. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s SEC filings, including its periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from the Company.

North State Bancorp

Selected Financial Information and Other Data (Unaudited)

	As of or for the Three Months Ended March 31,
	2010		2009
Earnings Summary:
Total interest income	$7,600		$8,596
Total interest expense	2,157		3,483

Net interest income	5,443		5,113
Provision for loan losses	1,250		885

Net interest income after provision for loan losses	4,193		4,228
Noninterest income	350		688
Noninterest expense	3,667		3,520

Income before income taxes	876		1,396
Income taxes	362		563

Net income	$514		$833

Share and Per Share Data:
Earnings per share - basic	$0.07		$0.12
Earnings per share - diluted	$0.07		$0.11
Book value per share	$5.06		$5.03
Weighted average shares outstanding:
Basic	7,257,980		7,174,414
Diluted	7,319,626		7,323,274

Financial Condition Period End:
Cash, federal funds sold and due from banks	$113,746		$129,100
Investment securities	23,059		25,933
Loans - held for sale	21,778		—
Loans	518,362		549,557
Less allowance for loan losses	7,921		7,201
Other assets	32,042		23,228

Total assets	$701,066		$720,617

Deposits	$628,050		$642,570
Other borrowings	33,225		37,288
Other liabilities	3,003		4,649
Shareholders’ equity	36,788		36,110

Total liabilities and shareholders’ equity	$701,066		$720,617

Financial Condition Average Balances:
Cash, federal funds sold and due from banks	$110,995		$106,807
Investment securities	24,268		26,184
Loans - held for sale	4,852		—
Loans	521,461		548,221
Less allowance for loan losses	8,335		6,668
Other assets	31,043		21,925

Total assets	$684,284		$696,469

Deposits	$610,815		$619,713
Other borrowings	33,346		36,571
Other liabilities	2,884		3,799
Shareholders’ equity	37,239		36,386

Total liabilities and shareholders’ equity	$684,284		$696,469

Performance Ratios:
Return on average assets	0.30%		0.49%
Return on average equity	5.60%		9.28%
Net interest margin	3.36%		3.08%
Efficiency ratio	63.30%		60.68%

Asset Quality Ratios:
Net loan charge-offs to average loans	0.37%		0.01%
Nonperforming loans to period-end loans	3.31%		1.24%
Nonperforming assets to total assets	3.13%		1.27%
Ratio of allowance for loan losses to nonperforming loans	0.46	x	1.05	x
Allowance for loan losses to period-end loans	1.53%		1.31%

Other Data:
Average equity to average assets	5.44%		5.22%
Total shareholders’ equity to assets	5.25%		5.01%
Number of offices:
Full service banking offices	7		7
Number of employees (FTEs)	104		100